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FORM 4
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instructions 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Acres, John F.                             Acres Gaming Incorporated AGAM                    to Issuer (Check all applicable)
    c/o Acres Gaming                           ----------------------------------------------    X  Director       X 10% Owner
---------------------------------------------  3. IRS or Social Security  4. Statement for      ----              ---
  (Last)          (First)          (Middle)       Number of Reporting        Month/Year          X  Officer (give    Other (specify
   815 NW 9th Street                              Person (Voluntary)          March, 1998       ----        title ---       below)
---------------------------------------------                             ------------------                below)
                 (Street)                                                 5. If Amendment,          Chairman of the Board, President
   Corvallis, OR  97330                                                      Date of Original       and Chief Executive Officer
---------------------------------------------                                (Month/Year)           --------------------------------
  (City)           (State)           (Zip)
                                                                          ------------------ 7. Individual or Joint/Group Filing
                                                                                                (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                         Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6.  Direct     7. Nature
                                   action      tion         or Disposed of (D)           curities Benefi-     (D) or        of In-
                                   Date                                                  cially Owned at      Indirect      direct
                                                                                         End of Month         (I)           Benefi-
                                                                                                                            cial
                                                                                                                            Owner-
                                          Code    V      Amount    A/       Price                                           ship
                                                                   D


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Common Stock                  03/12/98     P          7,500        A        $5.50           1,981,866            I          *
  $.01 Par Value              03/12/98     P          2,500        A        $5.44             216,432            I          **
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                                                                                                                              (Over)

                                                                                                                              (8/96)

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
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FORM 4 (CONTINUED)        Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
                             Exercise     Date       Code V      Securities Ac-   Expiration      Securities            Deriv-
                             Price of                            quired (A) or    Date                                  ative
                             Deriv-                              Disposed of (D)  (Month/Day/                           Secur-
                             ative                                                Year)                                 ity
                             Security

                                                                               Date      Expira-
                                                                               Exer-     tion       Title and Number of
                                                                               cisable   Date              Shares
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Employee Stk Option          $3.50                                                            Common Stock
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
                             9. Number of           10.  Direct (D)             11. Nature of
                                Derivative               or Indirect (I)            Indirect
                                Securities                                          Beneficial
                                Beneficially                                        Ownership
                                Owned at End
                                of Month


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                                160,000                   D
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Explanation of Responses:
*  By self as trustee for the John and JoAnn Acres 1989 Living Trust.
** Held by a custodian fbo the reporting person's minor children. The reporting person does not exercise any discretionary control over such shares and disclaims any beneficial ownership thereof.

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                                                                 SEC 1474 (7/96)


SIGNATURE OF REPORTING PERSON
/s/ John F. Acres,  by Robert W. Brown,  Attorney in Fact
DATE
4/10/98